Exhibit 99.1

CapitalSource Inc. Announces Intention To Offer $300 Million Senior Convertible Debentures

Chevy Chase, Maryland (June 30, 2004) — CapitalSource Inc. (NYSE: CSE) today announced its intention to commence an offering, subject to market conditions, of $300 million principal amount senior convertible debentures due 2034. The debentures will be unsecured and will be fully and unconditionally guaranteed as to payment by CapitalSource Holdings LLC and CapitalSource Finance LLC, two wholly owned subsidiaries of CapitalSource. The conversion rate and other terms of the debentures are to be determined by negotiations between the company and the initial purchasers of the debentures. CapitalSource expects that the debentures will be offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.

CapitalSource expects to grant the initial purchasers an option to purchase up to an additional $30 million principal amount of senior convertible debentures.

CapitalSource plans to use the proceeds to repay outstanding indebtedness and for general corporate purposes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The debentures have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Except for historical information, the matters discussed in this release contain forward-looking statements. These statements are based on current expectations or beliefs and are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including without limitation, whether or not CapitalSource will offer the debentures or consummate the offering, the anticipated terms of the debentures and the offering, and the anticipated use of the proceeds of the offering. For a detailed discussion of these and other cautionary statements, please refer to CapitalSource’s most recent filings with the Securities and Exchange Commission. CapitalSource does not undertake any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.

CapitalSource is a specialized commercial finance company offering asset-based, senior, cash flow and mezzanine financing to small and mid-sized borrowers through three focused lending groups: Corporate Finance, Healthcare Finance, and Structured Finance. By offering a broad array of financial products, we had outstanding more than $4.6 billion in loan commitments at May 31, 2004.